AQUIS COMMUNICATIONS GROUP ENTERS INTO TERM SHEET WITH PRINCIPAL LENDER REGARDING DEBT RESTRUCTURE

Parsippany, New Jersey- February 27, 2001- Aquis Communications Group, Inc. (OTCBB:AQIS) today announced that it has entered into a term sheet with its principal lender, Finova Capital Corporation, which provides a proposed framework to restructure Aquis' debt. Under the proposal, Finova will exchange approximately $26 million in debt for a new preferred stock which would convert into 79.99% of the then fully diluted shares of Aquis. The remaining debt payable to Finova, representing approximately $8 million, would be payable over four years. Aquis will also have the ability to have $2.0 million of this debt forgiven if it is successful in retiring $6.0 million of its debt early.

    The term sheet also contemplates that Aquis' subordinated debt would be reduced from approximately $2 million to $1 million, and in exchange, the subordinated debt holder would receive preferred stock which would convert into 10% of the then fully diluted shares of Aquis. The term sheet finally provides that the holders of the existing preferred stock will receive $300,000 in new non-convertible preferred stock. Existing common stockholders would retain 5.01% of the outstanding common stock of the restructured company.

    "This term sheet is an important step in Aquis' reorganization that will provide a stable financing environment on which our customers, employees and investors can rely," said John B. Frieling, Aquis' Chief Executive Officer. "Having successfully repositioned our operational focus in our core product and geographic markets, when this debt restructuring plan is completed, it will allow us to aggressively take advantage of the opportunities in our market and to create value for all our shareholders," added Frieling.

    The transactions are subject to a number of conditions, including completion of Finova's due diligence, execution of definitive documentation by all affected parties, including Finova, and receipt of requisite FCC approvals.

    Aquis Communications Group, Inc. currently offers two-way interactive messaging as well as national, regional and local messaging services to customers in the Northeast, and Mid-Atlantic areas. The Company also offers cellular, long distance and data services. Headquartered in Parsippany, NJ, Aquis Communications maintains offices in Freehold, NJ; Baltimore, MD; Richmond, and Tyson's Corner, VA. Ladenburg Thalmann & Co. Inc. acted as financial advisor to Aquis. For more information on Aquis Communications visit: http://www.aquiscommunications.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains statements about expected future events and financial results that are forward-looking, involve known and unknown risks, uncertainties and other factors not under the Company's control and which may cause actual results, performance and achievements of the Company to be materially different from anticipated results, performance or expectations of the Company. These factors include, but are not limited to, those that are detailed in the Company's periodic filings with the Securities and Exchange Commission. Any forward-looking statements represent the best judgment of the Company as of the date of this release, and the Company disclaims any intent or obligation to update any such statements.